June 12, 2006



John Hancock Funds III
601 Congress Street
Boston, MA 02210

RE:  John Hancock Funds III
     File Nos. 333-125838; 811-21777


Ladies and Gentlemen:

In connection with the filing of Post Effective Amendment No. 1 under the Securities Act of 1933, as amended, and Amendment No.3 under the Investment Company Act of 1940, as amended, to the Registration Statement ("Registration Statement") for John Hancock Funds III (the "Trust") it is the opinion of the undersigned that the Trust's shares, when sold, issued and paid for in the manner contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable.

In connection with this opinion it should be noted that the Trust is an entity of the type generally known as a "Massachusetts business trust." The Trust has been duly organized and is validly existing under the laws of the Commonwealth of Massachusetts.

The undersigned consents to the filing of this opinion as an exhibit to the Registration Statement.


                                            Sincerely,


                                            /s/ George M. Boyd
                                            ------------------
                                            George M. Boyd, Esq.